News Release
                                            For Release May 23, 2001
                                            10:00 A.M.


Contact: Joseph G. Sawyer, Senior Vice President & Chief Financial Officer or Robin D. Brown, Vice President & Director of Marketing
            (803) 951- 2265


Lexington, S.C. May 23, 2001 - Today First Community Corporation (OTC Bulletin
Board: FCCO), the holding company for First Community Bank, announced a five percent (5%) stock dividend payable June 30, 2001 for shareholders of record May 31, 2001. Cash will be issued in lieu of fractional shares.

Mike Crapps, president and chief executive officer commented on the stock dividend by noting, "From the beginning, our shareholders have been supportive of our efforts to provide the midlands of South Carolina with a local community bank. This is the company's first stock dividend and we are pleased to be able to share our success with our stockholders as we continue with our mission to be the premier community bank for the midlands."

First Community Corporation has assets of $142 million and is the holding company for First Community Bank, a local community bank based in the midlands of South Carolina. First Community operates six banking offices located in Lexington, Forest Acres, Irmo, Gilbert, Cayce - West Columbia, and Chapin.